EXHIBIT 11

                 COMPUTATION OF (LOSS) EARNINGS PER COMMON SHARE

                                                                                   Years Ended June 30,
                                                                     1996                  1995              1994
Weighted average of common shares outstanding during the period
 (adjusted to reflect two-for-one stock split)                     3,063,205            3,000,000         3,000,000
Net (loss) earnings                                              $(6,646,423)         $(2,056,834)       $  171,950
Dividends on Series A and B Redeemable,                              552,531               113,300
    Convertible Preferred
Net (loss) earnings as adjusted                                   (7,198,954)          (2,170,134)
Net (loss) earnings per common share                                  $(2.35)               $(.72)             $.06
Pro forma income assuming a 40% effective tax rate                                                       $  103,170
Pro forma earnings per common share                                                                             .03



All outstanding options and warrants as of June 30, 1996 and 1995 have been excluded as they are anti-dilutive.